SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (this "Agreement") is entered into between Gil Melman ("Employee") and IEA Energy Services, LLC. ("IEA" or the "Company"). Employee and IEA are sometimes collectively referred to as the "Parties". The Parties agree as follows:
1.Separation Date. Employee's employment with IEA will end effective June 22, 2021 (the "Separation Date"). Unless otherwise stated herein, the provisions herein shall supersede the corresponding terms of the Amended and Restated Employment Agreement between the Company and Employee dated November 5, 2020 (the "Employment Agreement") (including such provisions with respect to severance pay).
2.Separation Pay. IEA will pay the following amounts to Employee in full satisfaction of any post-termination compensation and benefits due to Employee under the Employment Agreement:
a.Severance pay in the total gross amount of $761,422 minus tax deductions and withholdings in 12 monthly installments of $63,452, in accordance with the Company's normal payroll practices, commencing on the Company's first normal payroll date immediately following the date is 60 days after the Separation Date. The Company's obligations to Employee in this paragraph shall be contingent upon Employee's reasonable fulfillment of its obligations set forth in Section 14 of this Agreement;
b.Employee's 2021 annual incentive cash bonus earned during 2021 under the 2021 Annual Incentive Compensation Plan in the amount of $180,000, minus tax deductions and withholdings, which amount shall be paid in a lump sum on the Company's first normal payroll date immediately following the date is 60 days after the Separation Date; and
c.     Subject to Employee timely electing to continue group medical, dental and/or vision coverage within the meaning of Section 4980B(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to the plan(s) sponsored by the Company (other than a health flexible spending account under a self-insured medical reimbursement plan described in Code Section 125), payment of the amount of the applicable continuation coverage premium as well as an additional amount sufficient to gross up Employee for any amounts Employee would recognize as additional income tax attributable to the payment of the applicable premium, payable on the first day of each month, for the lesser of twelve (12) months or the period of such coverage as determined in accordance with Code Section 4980B (the "COBRA Continuation Period"), which payments shall commence on the first of the month immediately following the date is 60 days after the Separation Date.
d.     Collectively, the amounts in Section (a), (b) and (c) are referred to as the "Separation Pay," and IEA will pay or commence to pay to Employee the

Separation Pay as soon as practicable after Employee signs, dates and returns this Agreement and the Revocation Period (as defined herein) has expired without Employee having exercised his/her revocation rights).
The Separation Pay shall be subject to and conditioned upon Employee's signing and not revoking this Agreement and his ongoing compliance with Sections 6 and 10 of this Agreement. Employee further acknowledges that the Separation Payment described above constitutes full and fair consideration for the release of all claims as described in Section 6 of this Agreement, that the Company is not otherwise obligated to make these payments to him/her, and that they are in addition to any other sums to which he/she is otherwise due. Employee also acknowledges that he/she has received all other forms of compensation, of whatever kind, that may be due to him/her.
3.Vesting of Equity Awards under Long-Term Incentive Plan. Provided that Employee satisfies the requirements to receive the Separation Pay as set forth in Section 2 above and otherwise complies with the terms of this Agreement (including Employee's signing and not revoking this Agreement and his ongoing compliance with Sections 6 and 10 of this Agreement), then the Company shall cause (i) all of Employee's time-vesting restricted stock units that were outstanding as of immediately prior to the Separation Date to be deemed fully vested as of the Separation Date and (ii) all of Employee's performance-vesting restricted stock units that were outstanding as of immediately prior to the Separation Date to be deemed vested based on achievement of target performance, as set forth on Exhibit A.
Shares of common stock of Infrastructure and Energy Alternatives, Inc. ("IEA Inc.") issuable upon the vesting of the awards in this Section 3 shall be subject to withholding for federal and state income tax obligations and all the applicable terms and conditions of the Plan and the award agreement.
4.Continuation of Medical. Dental, Vision under COBRA; Termination of 401(k) Participation. Any medical, dental, and vision benefits that Employee has in place under Company plans as of the Separation Date will continue through the last day of the month containing the Separation Date and shall be extended for the COBRA Continuation Period as set forth herein. Continuation coverage information will be sent to Employee as per COBRA notification requirements following the effective date of benefits termination. Employee's active participation in the Company's 401 (k) plan will end as of the Separation Date. The Company or its designee will provide Employee with separate information about Employee's post-separation 401 (k) plan rights.
5.Consideration. Employee agrees and acknowledges that the Separation Pay exceeds the value of any compensation or benefits owed to Employee to which Employee is entitled by law, contract, employment policy or otherwise. Further, Employee agrees that the Separation Pay under Section 2 and the vesting of equity awards as set forth in Section 3 shall be the sole consideration payable hereunder or under the Employment Agreement with respect to Employee's separation from employment. Employee further agrees that he/she has no accrued unused PTO as of the date this Agreement becomes effective (which is that date occurring on the eighth (8th) day after he/she signs this Agreement, provided that he/she does not revoke within the Revocation Period), and further agrees that no payment will be made to Employee under the Company's Paid Time Off Policy or otherwise in connection with accrued and unused paid time off.
6.General Release. Employee releases IEA and the Released Parties (as defined below) from all claims or rights of any kind arising before Employee signs this Agreement. This release of all claims includes, but is not limited to, a release of all claims or rights arising out of or in connection with Employee's employment with IEA or his separation from employment. This release of all claims also includes a release of any claim or right to further wages, compensation, benefits, divesting of awards under long-term incentive plans, damages, penalties, attorneys' fees, costs, or expenses of any kind from IEA or any of the other Released Parties. This means that Employee is forever giving up and waiving all claims and rights, known or unknown, Employee may have against IEA or any of the other Released Parties based on any conduct that occurred before Employee signs this Agreement. By waiving and giving up such claims, Employee is releasing IEA and the other Released Parties from any liability or obligation for any expenses, damages, losses, attorneys' fees or costs Employee might claim based on, among other things, the following:
a.Title VIl of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the Older Worker Benefits Protection Act, the Equal Pay Act of 1963, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Indiana Civil Rights Act and any other employment discrimination laws, the Employee Retirement Income Security Act, state and federal family, medical leave laws, state and federal whistleblower laws, and any other federal, state or local laws or ordinances;
b.The Employment Agreement;
c.Any company policies, practices, contracts or agreements;
d.The Indiana Wage Payment Act, the Indiana Wage Claims Act, and any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation;
e.Any common law, public policy, contract (whether oral or written, express or implied) or tort law or wrongful termination claim;
f.Any employee benefit plan, other than those benefit plans that Employee has vested rights in as of the Separation Date; and
g.Any laws or agreements that provide for punitive, exemplary or statutory damages or for the payment of attorney fees, costs or expenses.

In addition to these claims being released, Employee acknowledges that he/she has not suffered any physical or mental injuries arising out of his/her employment with IEA or his separation from employment, This release does not waive or release any rights Employee has or may have: (i) under this Agreement; (ii) under any laws providing for continuation of health insurance or that by law cannot be waived or released; or (iii) for indemnification under the Indemnification Agreement between Employee and YEA, Inc. dated November 5, 2020 or any other indemnification obligations of IBA, Inc. to the Employee under its Certificate of Incorporation or bylaws, as each may be amended from time to time.
7.Released Parties. The term "Released Parties" includes IBA, Infrastructure and Energy Alternatives, Inc., Ares Management Corporation, Mlll Partners, L.P., Infrastructure and Energy Alternatives, LLC and their respective affiliates and subsidiaries, and their past and present employees, directors, officers, agents, insurers, attorneys, shareholders, managers, members, successors, and representatives of any kind, all of whom are third party beneficiaries of this Agreement and may enforce the provisions hereof applicable to them.
8.Non-Admission; Termination of Relationship. This Agreement shall not be construed as or be deemed to constitute an admission on the part of IEA or any of the other Released Parties, and each of the Released Parties specifically denies any liability, wrongdoing or violation of any law, statute, regulation or policy. Employee agrees not to apply for future employment with IBA, or any of its subsidiaries. Employee acknowledges that neither IEA nor any of its affiliates or successors have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire Employee in the future.
9.Confidentialitv. Employee agrees to keep the terms of this Agreement completely confidential, and, except as required by law or as provided herein, Employee will not disclose any information concerning this Agreement, including but not limited to the Separation Pay, to anyone other than Employee's attorneys, spouse and tax advisors, each of whom Employee will inform of and who will be bound by this confidentiality clause. Infrastructure and Energy Alternatives, Inc. will file a current report on Form 8-K announcing the separation. Nothing in this confidentiality statement prohibits Employee from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures (including but not limited to providing documents or other information ) that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of IEA to make any such reports or disclosures, and Employee is not required to notify IEA that he/she has made such reports or disclosures. Employee is also not limited in his/her right to receive an award for information provided to any government agency or entity.
As provided by federal law (18 U.S.C. { 1833), Employee understands that he/she will not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret that is made by him/her: (a) in confidence to a federal, state, or local govemment official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed by Employee in a lawsuit or other proceeding, on the condition that such filing is made under seal.
10.Prior Agreements. Employee acknowledges that Employee is subject to certain ongoing obligations after termination of the Employment Agreement. Specifically, and as a condition to the receipt of benefits under this Agreement, Employee reaffirms and agrees to abide by Sections 5, 6, 7, 8, 9, 10, 11 and 14 of the Employment Agreement. These obligations are irrevocable, notwithstanding the revocation rights as set forth in Section 20, below.
11.Severability. Employee understands, and it is his/her intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or charge or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims, charges, and circumstances.
12.Exclusions from Release. Employee understand that his/her release of all claims under this Agreement do not include any rights or claims that may arise after the date this Agreement becomes effective (which is that date occurring on the eighth (8 th) day after he/she signs this Agreement, provided that he/she does not revoke within the Revocation Period).
Employee understands that he/she does not waive future claims. Also, nothing in this Agreement (including the confidentiality provision above) prevents Employee from filing a charge with the Equal Employment Opportunity Commission ("EEOC"), otherwise cooperating with or providing information to the EEOC or from providing truthful information when testifying under oath or where there is a legal duty to provide truthful information. However, this Agreement does prohibit Employee from obtaining any personal or monetary relief for himself/herself based on such a charge or based on Employee providing information to or cooperating with the EEOC to the fullest extent provided by law. Employee acknowledges that he/she has the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim he/she might have under the ADEA without either: (a) repaying to IEA the amounts paid by it to him/her or on his/her behalf under this Agreement; or (b) paying to IEA any other monetary amounts (such as attorney's fees and/or damages).
13.Return of Information and Equipment. Employee agrees that the Companyowned vehicle that is in his/her possession, custody, or control will be delivered or made available for delivery to IBA as • of the Separation Date. Employee further represents and warrants that Employee (a) has returned to IEA all documents or other tangible and intangible information or materials of IEA and the Released Parties (regardless of how stored or maintained) used, prepared or collected by Employee as part of Employee's employment with LEA (cumulatively, "1EA Information"), whether or not IEA Information constitutes confidential information, including all copies thereof and (b) Employee has irretrievably deleted any IEA Information in electronic format possessed or accessible by Employee on any personal computers, smart phones, data storage devices, mobile devices, cloud based data storage, or internet based e-mail system, such as gmail or yahoo mail, unless otherwise instructed in writing by IEA. This includes ceasing to represent IEA on any social media or job posting platforms. These obligations are irrevocable, notwithstanding the revocation rights as set forth in Section 20 below.
14.Cooperation with Company After Separation Date. If requested by the Company during the first six-month period following the Separation Date, Employee agrees to provide timely and satisfactory assistance not to exceed three (3) hours per week in regard to the transition of business matters or issues that arise within Employee's areas of responsibility. Employee agrees to respond in a timely and effective manner to questions that he/she may receive from the Company with regard to any matters within his/her knowledge or areas of responsibility during his/her employment with the Company, and he/she acknowledges that such assistance may be desired by the Company with regard to transition or other ongoing matters. Employee agrees to fully and timely cooperate with the Companys requests for such assistance.
15.Entire Agreement. This Agreement (and the ongoing obligations in the Employment Agreement listed in Section 10 of this Agreement) contains the entire agreement between Employee and IEA relating to the separation Employee's employment, and Employee may not rely on any prior agreements or discussions. Employee agrees and understands that this Agreement does not replace or limit any confidentiality or non-compete agreements or obligations Employee was subject to while an IEA employee or reduce Employee's obligations to comply with applicable laws relating to trade secrets, confidential information or unfair competition.
16.Counterparts/Copies. Multiple counterparts of this Agreement may be signed by the Parties, each of which shall be an original, but all of which together shall constitute one and the same agreement. Facsimile or scanned executions of this Agreement shall have the same force and effect as an original.
17. Letter of Reference/Reference Requests. Employee agrees that in the event that he desires an employment reference from IEA, or on each occasion when he is asked by a prospective employer for a reference from IEA, he will direct the prospective employer to call John Paul Roehm at IEA for that purpose. IEA agrees to instruct all IEA employees who are knowledgeable about this Agreement to not make any negative or disparaging remarks to any other person and/or entity about Employee, and further agrees that it will not authorize any of its board members, officers, employees, or agents to make any negative or disparaging remarks to any other person and/or entity about Employee. Nothing herein shall or shall be deemed to prevent or impair IEA employees from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested or from otherwise complying with legal requirements.
18.Defense and Indemnification. IEA agrees to honor its current indemnification obligations to Employee. Nothing in this Section 18 shall be deemed to increase or modify IBA's current indemnity obligations to Employee as of the date hereof.

19.Binding and Successors. The Parties agree that this Agreement shall be binding on, and inure to the benefit of, Employee's and IEA's successors, heirs, and/or assigns whether by merger, consolidation, or transfer of all or substantially all assets.
20.Right to Consider Agreement Before Signing. By signing this Agreement in the space provided below, Employee is confirming his/her acceptance of the terms and conditions set forth herein and is acknowledging the following:
a.The obligations as set out in this Agreement represent a complete waiver and release of all rights and claims that Employee has or may have against the Released Parties. Accordingly, Employee has reviewed it carefully before signing it.
b.Employee can take up to twenty-one (21) days from his/her receipt of this Agreement (the "Consideration Period") to consider its meaning and effect and to determine whether or not he/she wishes to enter into it. Before signing this Agreement, Employee is advised to consult with an attorney. If Employee chooses to sign this Agreement before the end of the Consideration Period, he/she is doing so voluntarily. The parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period.
c.     In addition, Employee may revoke his/her signature within seven (7) days after signing this Agreement (the "Revocation Period"). Any revocation of this Agreement must be in writing.
d.     Once this Agreement is signed by Employee, he/she will deliver it, and later will deliver any notice of his/her desire to revoke his/her signature, to:
Angela Hudgins
SVP Human Resources
6325 Digital Way, Suite 460
Indianapolis, IN 46278
Email: Angela.Hudgins@iea.net
e.    If Employee fails to sign this Agreement within the Consideration Period, or he/she signs but exercises his/her right to revoke within the Revocation Period, his/her right to receive the Separation Pay will not vest and will not become due and owing to Employee, the vesting of equity provided for in Section 3 will not occur, and the offers represented by this Agreement shall be considered withdrawn.
f.     By signing this Agreement, Employee acknowledges that Employee has had a reasonable period of time to consider the terms, understands the terms, and intends to be bound by them.
21.Withholding of Taxes and Other Employee Deductions. The Company may withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling. Employee shall satisfy all of his/her tax obligations arising from his/her receipt of the consideration and benefits set forth herein and shall indemnify and hold hannless the Company for any costs, expenses or liabilities arising from his/her failure to do so. The Company shall satisfy all of its tax obligations arising out of this Agreement, including its obligation to remit to the U.S. Treasury; (i) all amounts withheld from the Separation Pay; and (ii) the amounts that the Company has agreed to remit as described in Section 3 above; the Company shall indemnify and hold harmless Employee for any costs, expenses or liabilities arising from its failure to do so.
22.Section 409A. Neither this Agreement nor the payments provided hereunder are intended to constitute "deferred compensation" subject to the requirements of Section 409A of the Code and the Treasury regulations and interpretive guidance issued thereunder (collectively, "Section 409A"), and this Agreement shall be construed and administered in accordance with such intent. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that this Agreement or the payments provided under this Agreement complies with or is exempt from the requirements of Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of noncompliance with Section 409A.
23.Date given to Employee:
July 13, 2021
[Signatures on following page.]

Agreed:
/s/ Gil Melman            July 15, 2021
Employee – Gil Melman        Date

IEA Energy Services, LLC
/s/ J.P. Roehm
By:
J.P. Roehm                July 15, 2021
Printed Name:                Date

Exhibit A

Date of Grant	Number of Restricted Stock Units Outstanding as of Separation Date that will vest upon the end of the Revocation Period (subject to nonrevocation of the Agreement)
1/7/2019 RSU	10,000
6/3/2019 RSU	21,428
3/26/2020 RSU	22,857
3/26/2020 PSU	39,292
5/17/2021 PSU	15,241
5/17/21 RSU	10,161